FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES in BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/_/ Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

1.   Name and Address of Reporting Person*:

                                NF Partners, LLC
     ------------------------ ---------------------- ----------------------
                             (LAST) (FIRST) (MIDDLE)

                               c/o Andrew H. Tisch
                               667 Madison Avenue
     ----------------------------------------------------------------------
                                    (STREET)

              New York                New York               10021
     ------------------------ ---------------------- ----------------------
                              (CITY) (STATE) (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99

5. If Amendment, Date of Original:

   (Month/Year)



6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock



2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99





3. Transaction Code:

   (Instr. 8)

         Code                 V

         P
         P
         S


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

               Amount             (A) or (D)            Price
              132,242                  A                (1)  (See explanation)
              298,611                  A                (1)  (See explanation)
               87,755                  D                (2)  (See explanation)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

        2,073,414



6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

        D



7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



*        If the form is filed by more than one reporting person, see
         Instruction 4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1. Title of Derivative Security:

   (Instr. 3)

         Supplemental Purchase Agreement Warrants
         Five-Year Warrants
         New Second Tranche Units (See explanation)
         New Second Closing Units (See explanation)
         Second Supplemental Purchase Agreement Warrants
         Remaining Second Supplemental Purchase Agreement Units ("Remaining Second Supplemental Units") (See explanation)


2. Conversion or Exercise Price of Derivative Security:

     Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
     Five-Year Warrants                                   -   $1.00 per share of Common Stock
     New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                              Stock and Warrants exercisable for 2.5 shares of
                                                              Common Stock at $0.75 per share)
     New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                              Stock and Warrants exercisable for 2.5 shares of
                                                              Common Stock at $0.75 per share)
     Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
     Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                              Stock and Warrants exercisable for 2.5 shares of
                                                              Common Stock at $0.72 per share)



3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                    -
        Five-Year Warrants                                          -
        New Second Tranche Units                                    -



        New Second Closing Units                                    -
        Second Supplemental Purchase Agreement Warrants             -    7/1/99, 7/30/99

        Remaining Second Supplemental Units                         -    7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

      Code

      Supplemental Purchase Agreement Warrants                  -
      Five-Year Warrants                                        -
      New Second Tranche Units                                  -
      New Second Closing Units                                  -
      Second Supplemental Purchase Agreement Warrants           -   P, P, S
      Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

        (A)     (D)

        (A) or (D)

        Supplemental Purchase Agreement Warrants                    -
        Five-Year Warrants                                          -
        New Second Tranche Units                                    -
        New Second Closing Units                                    -
   A -  Second Supplemental Purchase Agreement Warrants             -   330,605
   A -                                                              -   746,528
   D -                                                              -   219,388
   D -  Remaining Second Supplemental Units                         -   298,611


6. Date Exercisable and Expiration Date:

   (Month/Day/Year)

                                        Date Exercisable


        Supplemental Purchase Agreement Warrants                   -    Currently
        Five-Year Warrants                                         -    Currently


        New Second Tranche Units                                   -    No later than August 31, 2000
        New Second Closing Units                                   -    No later than September 15, 2000

        Second Supplemental Purchase Agreement Warrants            -    Currently
        Remaining Second Supplemental Units                        -



                                 Expiration Date

        Supplemental Purchase Agreement Warrants                   -    Oct. 27, 2003/Nov. 22, 2003/
                                                                        Dec. 21, 2003/Jan. 18, 2004
        Five-Year Warrants                                         -    June 14, 2003
        New Second Tranche Units                                   -    August 31, 1999
        New Second Closing Units                                   -    September 15, 1999
        Second Supplemental Purchase Agreement Warrants            -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004/June 30, 2004/July 30, 2004
        Remaining Second Supplemental Units                        -    September 22, 1999


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)


                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants



                                                 Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    1,563,638 shares of Common Stock
        Five-Year Warrants                                           -    2,132,935 shares of Common Stock
        New Second Tranche Units                                     -    122,857 shares of Common Stock and
                                                                          Warrants exercisable for 307,143 shares of
                                                                          Common Stock
        New Second Closing Units                                     -    409,524 shares of Common Stock and
                                                                          Warrants exercisable for 1,023,810 shares
                                                                          of Common Stock
        Second Supplemental Purchase Agreement Warrants              -    1,486,962 shares of Common Stock
        Remaining Second Supplemental Units                          -    0




8.   Price of Derivative Security:

     (Instr. 5)


        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation)
        Five-Year Warrants                                           -    (3) (See explanation)
        New Second Tranche Units                                     -    (3) (See explanation)
        New Second Closing Units                                     -    (3) (See explanation)
        Second Supplemental Purchase Agreement Warrants              -    (1) (2) (See explanation)
        Remaining Second Supplemental Units                          -    (4) (See explanation)




9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                     -          1,563,638
        Five-Year Warrants                                           -          2,132,935
        New Second Tranche Units                                     -            122,857
        New Second Closing Units                                     -            409,524
        Second Supplemental Purchase Agreement Warrants              -          1,486,962
        Remaining Second Supplemental Units                          -            430,853


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                     -    D
        Five-Year Warrants                                           -    D
        New Second Tranche Units                                     -    D
        New Second Closing Units                                     -    D
        Second Supplemental Purchase Agreement Warrants              -    D
        Remaining Second Supplemental Units                          -    D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

                  NF Partners, LLC is a Delaware limited liability company ("NFP"), the members of which are Four Partners, a New York general partnership ("FP"), Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P"), and Three Partners, a New York general partnership ("TP"). The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991
         Trust, for which Thomas J. Tisch is the managing trustee. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch." The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Andrew H. Tisch has been appointed the Manager of NFP. Thomas J. Tisch has been appointed the manager of FP and 4-14P. The sole partners of TP are Steven E. Tisch 1992 Trust, for which Steven E. Tisch is the managing trustee, Jonathan M. Tisch 1992 Trust , for which Jonathan M. Tisch is the managing trustee, and Laurie Tisch Sussman 1992 Trust, for which Laurie Tisch Sussman is the managing trustee.

                  This Form 4 is being filed jointly by NFP, JMC Investments LLC, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg (collectively, the "Purchase Agreement Investors"). This Form 4 is also being filed by Andrew H. Tisch and John Capozzi (Andrew H. Tisch and Mr. Capozzi and the Purchase Agreement Investors are referred to herein collectively as the "Reporting Persons").

                  On June 16, 1998, the Purchase Agreement Investors purchased from NoFire Technologies, Inc. (the "Issuer") in a private placement an aggregate of 1,388,887 units, each unit consisting of one share of Common Stock and five-year warrants ("Five-Year Warrants") to purchase
         2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for aggregate consideration of $1,249,998.30 pursuant to a Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement") dated as of June 15, 1998 by and among the Issuer, the Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

                  The Purchase Agreement Investors, excluding Robert H. Savage (the "Supplemental Purchase Agreement Investors"), purchased from the Issuer in private placements on October 28, 1998, November 23, 1998, December 22, 1998 and January 19, 1999 an aggregate of 960,000 units (the "Supplemental Purchase Agreement Units"), each unit consisting of one share of Common Stock, and five-year warrants (the "Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock at an initial exercise price of $0.50 per share, for aggregate consideration of $480,000 pursuant to a Supplemental Common Stock and Five-Year Warrant Purchase Agreement (the "Supplemental Purchase Agreement") dated as of October 26, 1998 by and among the Issuer, the Supplemental Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.




                  On March 26, 1999, the Issuer, the Purchase Agreement Investors, Sam Oolie and Samuel Gottfried entered into the Second Supplemental Common Stock and Five-Year Warrant Purchase Agreement, dated March 22, 1999 (the "Second Supplemental Purchase Agreement"), allowing the Purchase Agreement Investors to purchase a total of 1,111,112 units, each unit consisting of one share of Common Stock and five-year warrants (the "Second Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock, for total aggregate consideration of $800,000 (the "Second Supplemental Purchase Agreement Units"). On March 30, 1999, the Purchase Agreement Investors purchased an aggregate of 180,556 Second Supplemental Purchase Agreement Units for total aggregate consideration of $130,000.10. The Second Supplemental Purchase Agreement sets forth conditions for the purchase of the remaining 930,556 units (the "Remaining Second Supplemental Purchase Agreement Units") by the Purchase Agreement Investors. The Purchase Agreement Investors may, but are not required to purchase the Remaining Second Supplemental Purchase Agreement Units if requested by the Company on or before September 22, 1999, or at their option exercised on or before that date. On April 28, 1999 and May 28, 1999, the Purchase Agreement Investors purchased from the Issuer in private placements an aggregate of 229,167 Second Supplemental Purchase Agreement Units for aggregate consideration of $165,000 pursuant to the Second Supplemental Purchase Agreement.

                  On July 1 and July 30, 1999, the Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 215,278 Second Supplemental Purchase Agreement Units, respectively, for aggregate consideration of $155,000 and $350,000, respectively, pursuant to the Second Supplemental Purchase Agreement. Following such acquisition, no Remaining Supplemental Purchase Agreement Units were outstanding.

                  All of the Second Supplemental Purchase Agreement Units acquired by NFP on March 30, 1999, April 28, 1999, May 28, 1999, July 1, 1999 and July 30, 1999 were allocated to TP.

                  On July 30, 1999 immediately following the acquisition by the Purchase Agreement Investors of 486,112 Second Supplemental Purchase Agreement Units, NFP, JMC Investments LLC, Ravitch Rice & Co. LLC, Robert Downey, Paul Downey and Robert Savage transferred to Thomas Steinberg, Barry Bloom and Robyn Samuels 67,755, 32,040 and 34,898 Second Supplemental Purchase Agreement Units, respectively (134,693), in consideration for services provided by Thomas Steinberg, Barry Bloom and Robyn Samuels on behalf of the Purchase Agreement Investors in connection with monitoring the investment of the Purchase Agreement Investors in the Issuer. The fair value of the services provide was agreed to be equal to the purchase price of the Second Supplemental Purchase Agreement Units transferred.

              Section 2.1(b) of the Purchase Agreement provides that if, prior to August 31, 1999, the Issuer has entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Issuer's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities, the Purchase Agreement Investors will purchase an aggregate of

         $150,000.30 of additional units (the "Second Tranche Units"), each unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share.

                  Section 2.2 of the Purchase Agreement provides that if for the fiscal year ending August 31, 1999, the Issuer has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchase Agreement Investors will purchase on September 15, 1999 an aggregate of $500,001.30 of additional units ("Second Closing Units"), each Second Closing Unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per Second Closing Unit. If the Issuer fails to meet the net sales and pre-tax earnings thresholds set forth above, the Purchase Agreement Investors may nevertheless, at their option, purchase all or part of their Second Closing Units.

                  The Supplement Purchase Agreement amended Section 2.1(b) and
         Section 2.2 of the Purchase Agreement to provide that the purchase price for the Second Tranche Units and the Second Closing Units will be reduced from $0.90 to $0.75 and the exercise price of each Purchase Agreement Warrant to be issued in the Second Tranche Closing and the Second Closing, if the conditions for such closings are satisfied, will be reduced from $1.00 to $0.75 per share of Common Stock.

                  The Second Supplemental Purchase Agreement amended Section 2.1(b) of the Purchase Agreement to provide that while the Purchase Agreement Investors will have no obligation to purchase investment units at the Second Tranche Closing unless the condition therefor has been met by August 31, 1999, the Purchase Agreement Investors will have the option to purchase up to 200,000 investment units, each unit consisting of one share of Common Stock, and five-year Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $0.75 per share, for total aggregate consideration of up to $150,000 at any time from August 31, 1999 through August 31, 2000.

                  In addition, the Second Supplemental Purchase Agreement amended Section 2.2 of the Purchase Agreement to provide that the Purchase Agreement Investors will have the right, but not the obligation unless the conditions therefor have been met by August 31, 1999, to purchase up to 666,668 investment units consisting of one share of Common Stock, and five-year Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $0.75 per share for total aggregate consideration of up to $500,000.25 at any time from September 15, 1999 through September 15, 2000.



                  For purposes of this Form 4, the Second Tranche Units and the Second Closing Units, as modified by the Supplemental Purchase Agreement and Second Supplemental Purchase Agreement, are referred to as the "New Second Tranche Units" and the "New Second Closing Units", respectively.

                  The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

                  Explanations of Table I, Item 4 and Table II, Item 8

                  (1) The reported securities are included within 215,278 and 486,112 units purchased by the Purchase Agreement Investors on July 1, 1999 and July 30, 1999, respectively, for $0.72 per unit. Each unit consists of one share of Common Stock and Second Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock.

                  (2) The reported securities are included within the 134,693 units transferred on July 30, 1999 by certain Purchase Agreement Investors to Thomas Steinberg, Barry Bloom and Robyn Samuels for services, the fair value of which was agreed to be equal to the purchase price of the units.

                  (3) No transactions in the reported securities took place in the period covered by this Form 4.

                  (4) During the period covered by this Form 4, the Purchase Agreement Investors exercised contractual rights with respect to the disposition of the reported securities.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Tisch                    Andrew                   H.
     ------------------------- ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                               667 Madison Avenue
     ------------------------------------------------------------------------
                                    (STREET)

            New York,                 New York                 10021
     ------------------------- ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99



5.   If Amendment, Date of Original:

     (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock

         Common Stock

2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -

         Common Stock - 7/1/99

         Common Stock - 7/30/99

         Common Stock - 7/30/99

3.   Transaction Code:

     (Instr. 8)

     Code                 V

         Common Stock -

         Common Stock - P

         Common Stock - P

         Common Stock - S

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount                                              (A) or (D)                     Price

        Common Stock               -                              -                              -
        Common Stock               -        132,242               A    (1) (See Explanation to Form 4 of NFP)
        Common Stock               -        298,611               A    (1) (See Explanation to Form 4 of NFP)
        Common Stock               -          87,755              D    (2) (See Explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

        Common Stock               -               160,000
        Common Stock               -             2,073,414


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

        Common Stock               -    D
        Common Stock               -    I
        Common Stock               -    I
        Common Stock               -    I


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1. Title of Derivative Security:

   (Instr. 3)

         Warrants Expiring 2001 ("2001 Warrants")
         Warrants Expiring 2002, exercise price $2.00 per share ("2002 $2 Warrants") Warrants Expiring 2002 exercise price $3.00 per share ("2002 $3 Warrants")

         Supplemental Purchase Agreement Warrants
         Five-Year Warrants
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)
         Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
         Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:


        2001 Warrants                                          -   $2.00 per share of Common Stock
        2002 $2 Warrants                                       -   $2.00 per share of Common Stock
        2002 $3 Warrants                                       -   $3.00 per share of Common Stock
        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common



                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

        2001 Warrants                                                -
        2002 $2 Warrants                                             -
        2002 $3 Warrants                                             -
        Supplemental Purchase Agreement Warrants                     -
        Five-Year Warrants                                           -
        New Second Tranche Units                                     -
        New Second Closing Units                                     -
        Second Supplemental Purchase Agreement Warrants              -    7/1/99, 7/30/99
        Remaining Second Supplemental Units                          -    7/1/99, 7/30/99


4.   Transaction Code:

     (Instr. 8)

        Code

        2001 Warrants                                             -
        2002 $2 Warrants                                          -
        2002 $3 Warrants                                          -
        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

        (A)     (D)

        (A) or (D)


                         2001 Warrants                                                 -
                         2002 $2 Warrants                                              -
                         2002 $3 Warrants                                              -
                         Supplemental Purchase Agreement Warrants                      -
                         Five-Year Warrants                                            -
                         New Second Tranche Units                                      -


                         New Second Closing Units                                      -
                     A-  Second Supplemental Purchase Agreement Warrants               -       330,605
                     A-                                                                -       746,528
                     D-                                                                -       219,388
                     D-  Remaining Second Supplemental Units                           -        63,988
                     D-                                                                -       298,611



6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)


                                                   Date Exercisable

        2001 Warrants                                              -    Currently
        2002 $2 Warrants                                           -    Currently
        2002 $3 Warrants                                           -    Currently
        Supplemental Purchase Agreement Warrants                   -    Currently
        Five-Year Warrants                                         -    Currently
        New Second Tranche Units                                   -    No later than August 31, 1999
        New Second Closing Units                                   -    No later than September 15, 1999
        Second Supplemental Purchase Agreement Warrants            -    Currently
        Remaining Second Supplemental Units                        -    No later than September 22, 1999



                                                   Expiration Date

        2001 Warrants                                              -    November 13, 2001
        2002 $2 Warrants                                           -    September 22, 2002
        2002 $3 Warrants                                           -    September 22, 2002
        Supplemental Purchase Agreement Warrants                   -    Oct. 27, 2003/Nov. 22, 2003/
                                                                        Dec. 21, 2003/Jan. 18, 2004
        Five-Year Warrants                                         -    June 14, 2003
        New Second Tranche Units                                   -    August 31, 2000
        New Second Closing Units                                   -    September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004/June 30, 2004/July 30,
                                                                        2004
        Remaining Second Supplemental Units                        -    September 22, 1999


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)





                                      Title

        2001 Warrants                                                -    Common Stock
        2002 $2 Warrants                                             -    Common Stock
        2002 $3 Warrants                                             -    Common Stock
        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants


        Amount or Number of Shares

        2001 Warrants                                                -    50,000 shares of Common Stock
        2002 $2 Warrants                                             -    50,000 shares of Common Stock
        2002 $3 Warrants                                             -    25,000 shares of Common Stock
        Supplemental Purchase Agreement Warrants                     -    1,563,638  shares of Common Stock
        Five-Year Warrants                                           -    2,132,935 shares of Common Stock
        New Second Tranche Units                                     -    122,857 shares of Common Stock and
                                                                          Warrants exercisable for 307,143 shares of
                                                                          Common Stock
        New Second Closing Units                                     -    409,524 shares of Common Stock and
                                                                          Warrants exercisable for 1,023,810 shares
                                                                          of Common Stock
        Second Supplemental Purchase Agreement Warrants              -    629,217 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8.   Price of Derivative Security:

     (Instr. 5)


        2001 Warrants                                                -    (3) (See explanation to Form 4 of NFP)
        2002 $2 Warrants                                             -    (3) (See explanation to Form 4 of NFP)
        2002 $3 Warrants                                             -    (3) (See explanation to Form 4 of NFP)
        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1) (2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4)(See explanation to Form 4 of NFP)



9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)


        2001 Warrants                                                -          50,000
        2002 $2 Warrants                                             -          50,000
        2002 $3 Warrants                                             -          25,000
        Supplemental Purchase Agreement Warrants                     -       1,563,638
        Five-Year Warrants                                           -       2,132,935
        New Second Tranche Units                                     -         122,857
        New Second Closing Units                                     -         409,524
        Second Supplemental Purchase Agreement Warrants              -       1,486,962
        Remaining Second Supplemental Units                          -               0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)


        2001 Warrants                                                -    D
        2002 $2 Warrants                                             -    D
        2002 $3 Warrants                                             -    D
        Supplemental Purchase Agreement Warrants                     -    I
        Five-Year Warrants                                           -    I
        New Second Tranche Units                                     -    I
        New Second Closing Units                                     -    I
        Second Supplemental Purchase Agreement Warrants              -    I
        Remaining Second Supplemental Units                          -    I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.



         Explanation of Responses:

                  See explanation to Form 4 of NFP.



         [Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1. Name and Address of Reporting Person*:

                               JMC Investments LLC
 ---------------------------- -------------------------- -----------------------
                             (LAST) (FIRST) (MIDDLE)


                                 125 Brett Lane
 -------------------------------------------------------------------------------
                                    (STREET)


                               Fairfield, CT 06430
 ---------------------------- -------------------------- -----------------------
                              (CITY) (STATE) (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99



5. If Amendment, Date of Original:

     (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock




2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/1/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         P

         P

         S


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

          6,151          A                 (1) ( See explanation to Form 4 of NFP)


         13,887          A                 (1) ( See explanation to Form 4 of NFP)


          4,082          D                 (2) ( See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

       96,438




6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

        D




7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).




           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1. Title of Derivative Security:

   (Instr. 3)


         Supplemental Purchase Agreement Warrants                   (See explanation to Form 4 of NFP)
         Five-Year Warrants                                         (See explanation to Form 4 of NFP)
         New Second Tranche Units                                   (See explanation to Form 4 of NFP)
         New Second Closing Units                                   (See explanation to Form 4 of NFP)
         Second Supplemental Purchase Agreement Warrants            (See explanation to Form 4 of NFP)
         Remaining Second Supplemental Units                        (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:


        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)


        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99



        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99

4.   Transaction Code:

     (Instr. 8)

        Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         (A) or (D)
                      Supplemental Purchase Agreement Warrants                       -
                      Five-Year Warrants                                             -
                      New Second Tranche Units                                       -
                      New Second Closing Units                                       -
          A -         Second Supplemental Purchase Agreement Warrants                -          15,377
          A -                                                                        -          34,722
          D -                                                                        -          10,204
          D -         Remaining Second Supplemental Units                            -           6,151
          D -                                                                        -          13,889



6.   Date Exercisable and Expiration Date:


     (Month/Day/Year)

                                                    Date Exercisable

        Supplemental Purchase Agreement Warrants                       -   Currently
        Five-Year Warrants                                             -   Currently
        New Second Tranche Units                                       -   No later than August 31, 2000
        New Second Closing Units                                       -   No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   Currently

        Remaining Second Supplemental Units                            -   No later than September 22, 1999


                                                     Expiration Date

        Supplemental Purchase Agreement Warrants                       -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
        Five-Year Warrants                                             -   June 14, 2003
        New Second Tranche Units                                       -   August 31, 2000
        New Second Closing Units                                       -   September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004/June 30, 2004/July 30,
                                                                           2004
        Remaining Second Supplemental Units                            -   September 22, 1999


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title


        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants


                                                 Amount or Number of Shares
        Supplemental Purchase Agreement Warrants                     -    72,727 shares of Common Stock
        Five-Year Warrants                                           -    99,208 shares of Common Stock
        New Second Tranche Units                                     -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    69,161 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8. Price of Derivative Security:

   (Instr. 5)

        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 for NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 for NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 for NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 for NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1) (2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -          72,727
        Five-Year Warrants                                         -          99,208
        New Second Tranche Units                                   -           5,714
        New Second Closing Units                                   -          19,048
        Second Supplemental Purchase Agreement Warrants            -          69,161
        Remaining Second Supplemental Units                        -               0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -     D
        Five-Year Warrants                                         -     D
        New Second Tranche Units                                   -     D
        New Second Closing Units                                   -     D
        Second Supplemental Purchase Agreement Warrants            -     D
        Remaining Second Supplemental Units                        -     D



11. Nature of Indirect Beneficial Ownership:

    (Instr. 4)

    Explanation of Responses:

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                Capozzi                John
           --------------------- ------------------- -------------------
                  (LAST)              (FIRST)             (MIDDLE)

                                   125 Brett Lane
           -------------------------------------------------------------
                                      (STREET)

                Fairfield                CT                06430
           --------------------- ------------------- -------------------
                  (CITY)              (STATE)              (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

       7/99



5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock

         Common Stock

2. Transaction Date:

   (Month/Day/Year)

         Common Stock -

         Common Stock - 7/1/99

         Common Stock - 7/30/99

         Common Stock - 7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         Common Stock -

         Common Stock - P

         Common Stock - P

         Common Stock - S


4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)


         Amount                (A) or (D)  Price

         Common Stock      -               -

         Common Stock -  6,151     A       (1) (See explanation to Form 4 of NFP)

         Common Stock - 13,889     A       (1) (See explanation to Form 4 of NFP)

         Common Stock -   4,082    D       (2) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         Common Stock - 100,000

         Common Stock -   96,438


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         Common Stock - I

         Common Stock - I


7. Nature of Indirect Beneficial Ownership:


   (Instr. 4)

         John Capozzi may be deemed to have indirect beneficial ownership of 100,000 shares of Common Stock owned by his wife.

         John Capozzi may be deemed to have indirect beneficial ownership of 96,438 shares of Common Stock owned by JMC Investments LLC, of which he is a member.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1. Title of Derivative Security:

   (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Consultant Warrants (See explanation) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)



2. Conversion or Exercise Price of Derivative Security:


        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Consultant Warrants                                    -   $2.00 per share of Common Stock
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Consultant Warrants                                        -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99
        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Consultant Warrant                                        -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

        (A) or (D)
                   Supplemental Purchase Agreement Warrants                       -
                   Five-Year Warrants                                             -
                   New Second Tranche Units                                       -
                   New Second Closing Units                                       -
                   Consultant Warrants                                            -
           A -     Second Supplemental Purchase Agreement Warrants                -     15,377
           A -                                                                    -     34,722
           D -                                                                    -     10,204
           D -     Remaining Second Supplemental Units                            -      6,151



6. Date Exercisable and Expiration Date:

   (Month/Day/Year)

                                                      Date Exercisable

        Supplemental Purchase Agreement Warrants                       -   Currently
        Five-Year Warrants                                             -   Currently
        New Second Tranche Units                                       -   No later than August 31, 2000
        New Second Closing Units                                       -   No later than September 15, 2000
        Consultant Warrants                                            -   (See explanation)
        Second Supplemental Purchase Agreement Warrants                -   Currently
        Remaining Second Supplemental Units                            -   No later than September 22, 1999


                                                      Expiration Date

        Supplemental Purchase Agreement Warrants                       -   Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                           2003/Jan. 18, 2004
        Five-Year Warrants                                             -   June 14, 2003
        New Second Tranche Units                                       -   August 31, 2000
        New Second Closing Units                                       -   September 15, 2000
        Consultant Warrants                                            -   (See explanation)
        Second Supplemental Purchase Agreement Warrants                -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004/June 30, 2004/July 30, 2004
        Remaining Second Supplemental Units                            -   September 22, 1999



7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)


                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Consultant Warrants                                          -    Common Stock
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants


                                                 Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    72,727 shares of Common Stock
        Five-Year Warrants                                           -    99,208 shares of Common Stock
        New Second Tranche Units                                     -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
        Consultant Warrants                                          -    75,000 Shares of Common Stock
        Second Supplemental Purchase Agreement Warrants              -    69,161 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8. Price of Derivative Security:

   (Instr. 5)

        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Consultant Warrants                                          -    (See explanation)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4) (See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -                72,727
        Five-Year Warrants                                         -                99,208
        New Second Tranche Units                                   -                 5,714
        New Second Closing Units                                   -                19,048
        Consultant Warrants                                        -                75,000
        Second Supplemental Purchase Agreement Warrants            -                69,161
        Remaining Second Supplemental Units                        -                     0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      I

        Five-Year Warrants                                         -      I
        New Second Tranche Units                                   -      I
        New Second Closing Units                                   -      I
        Consultant Warrants                                        -      D
        Second Supplemental Purchase Agreement Warrants            -      I
        Remaining Second Supplemental Units                        -      I


11. Nature of Indirect Beneficial Ownership:

    (Instr. 4)


         John Capozzi may be deemed to have indirect beneficial ownership of securities owned by JMC Investments LLC, of which he is a member.


         Explanation of Responses:

         John Capozzi has acted as a consultant to the Issuer's Board of Directors commencing June 16, 1998. The Issuer will provide him as compensation for such services with five-year Warrants ("Consultant Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $2.00 per share. Such 75,000 Consultant Warrants will vest at the rate of 1,250 Consultant Warrants monthly for so long as Mr. Capozzi continues to perform such consulting services over a five year period commencing June 16, 1998. In the event of any termination of the Issuer's consulting arrangement with JMC Industries, Inc. ("JMCII") for cause, any voluntary termination by JMCII, or the death, incapacity, or resignation or withdrawal from JMCII of John Capozzi, only those Consultant Warrants vested on the date of termination will remain with JMCII.

         See explanation to Form 4 of NFP Partners.



[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

     This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

                           Ravitch Rice & Company LLC
     ------------------------- ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                           610 Fifth Avenue, Suite 420
     ------------------------------------------------------------------------
                                    (STREET)

             New York                 New York                 10020
     ------------------------- ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99


5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


         Common Stock


         Common Stock


2. Transaction Date:

   (Month/Day/Year)

         7/1/99

         7/30/99

         7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         P

         P

         S


4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount          (A) or (D)            Price

         3,075               A             (1) (See explanation to Form 4 of NFP)


         6,944               A             (1) (See explanation to Form 4 of NFP)


         2,039               D             (2) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         48,220


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

         D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1. Title of Derivative Security:

   (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP)

         Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99
        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

        Code

        Supplemental Purchase Agreement Warrants                  -

        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

          (A) or (D)
                         Supplemental Purchase Agreement Warrants
                         Five-Year Warrants
                         New Second Tranche Units
                         New Second Closing Units
              A -        Second Supplemental Purchase Agreement Warrants                    -  7,689
              A -                                                                           - 17,361
              D -                                                                           -  5,099
              D -        Remaining Second Supplemental Units                                -  3,075



6. Date Exercisable and Expiration Date:

   (Month/Day/Year)

                                                      Date Exercisable

        Supplemental Purchase Agreement Warrants                       -   Currently
        Five-Year Warrants                                             -   Currently
        New Second Tranche Units                                       -   No later than August 31, 2000
        New Second Closing Units                                       -   No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   Currently
        Remaining Second Supplemental Units                            -   No later than September 22, 1999

                                                      Expiration Date

        Supplemental Purchase Agreement Warrants                       -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
        Five-Year Warrants                                             -   June 14, 2003
        New Second Tranche Units                                       -   August 31, 2000
        New Second Closing Units                                       -   September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   March 29, 2004/April 27, 2004/

        Remaining Second Supplemental Units                            -   September 22, 1999
                                                                           May 27, 2004/June 30, 2004/July 30, 2004
        Remaining Second Supplemental Units                            -   September 22, 1999


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants


                                                 Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    36,363 shares of Common Stock
        Five-Year Warrants                                           -    49,603 shares of Common Stock
        New Second Tranche Units                                     -    2,857 shares of Common Stock and Warrants
                                                                          exercisable for 7,143 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    9,524 shares of Common Stock and Warrants
                                                                          exercisable for 23,811 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    34,584 shares of Common Stock
        Remaining Second Supplemental Units                          -    0



8. Price of Derivative Security:

   (Instr. 5)

        Supplemental Purchase Agreement Warrants                  -   (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                        -   (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                  -   (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                  -   (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants           -   (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                       -   (4) (See explanation to Form 4 of NFP)



9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -         36,363
        Five-Year Warrants                                         -         49,603
        New Second Tranche Units                                   -          2,857

        New Second Closing Units                                   -          9,524
        Second Supplemental Purchase Agreement Warrants            -         34,584
        Remaining Second Supplemental Units                        -              0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11. Nature of Indirect Beneficial Ownership:

    (Instr. 4)

         The sole members of RRC are Richard Ravitch and Donald S. Rice. Each of Mr. Ravitch and Mr. Rice has a business address at 610 Fifth Avenue, Suite 420, New York, New York 10020.

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M.Steinberg. NFP is the designated filer.

Joint Filer Information


1. Name and Address of Reporting Person*:

             Bloom                   Barry
    ------------------------ ----------------------- ----------------------
            (LAST)                  (FIRST)                (MIDDLE)

                              46 Woodmere Drive
    -----------------------------------------------------------------------
                                   (STREET)

            Summit                 New Jersey                07901
    ------------------------ ----------------------- ----------------------
            (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99


5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock



2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         P

         P

         S

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount         (A) or (D)         Price

          5,536              A             (1) (See explanation to Form 4 of NFP)

         12,500              A             (1) (See explanation to Form 4 of NFP)

         32,040              A             (2) (See explanation to Form 4 of NFP)



5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         122,508


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

       D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1. Title of Derivative Security:

   (Instr. 3)

      Supplemental Purchase Agreement Warrants (See explanation to Form 4 ofNFP) Five-Year Warrants (See explanation to Form 4 of NFP)
      New Second Tranche Units (See explanation to Form 4 of NFP)
      New Second Closing Units (See explanation to Form 4 of NFP)

      Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
      Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)



3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99
        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

        Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -

        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

     (A) or (D)
                 Supplemental Purchase Agreement Warrants
                 Five-Year Warrants
                 New Second Tranche Units
                 New Second Closing Units
          A -    Second Supplemental Purchase Agreement Warrants                    - 13,840
          A -                                                                       - 31,251
          A -                                                                       - 80,098
          D -    Remaining Second Supplemental Units                                -  5,536


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)


                                                     Date Exercisable

        Supplemental Purchase Agreement Warrants                       -   Currently
        Five-Year Warrants                                             -   Currently
        New Second Tranche Units                                       -   No later than August 31, 2000
        New Second Closing Units                                       -   No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   Currently
        Remaining Second Supplemental Units                            -   No later than September 22, 1999



                                                      Expiration Date

        Supplemental Purchase Agreement Warrants                       -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
        Five-Year Warrants                                             -   June 14, 2003
        New Second Tranche Units                                       -   August 31, 2000
        New Second Closing Units                                       -   September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004/June 30, 2004/July 30,
        Remaining Second Supplemental Units                            -   September 22, 1999
                                                                           2004


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants



                                                 Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    65,455 shares of Common Stock
        Five-Year Warrants                                           -    89,285 shares of Common Stock
        New Second Tranche Units                                     -    5,143 shares of Common Stock and Warrants
                                                                          exercisable for 12,858 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    17,143 shares of Common Stock and Warrants
                                                                          exercisable for 42,858 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    151,528 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8. Price of Derivative Security:

   (Instr. 5)


        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4) (See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)



        Supplemental Purchase Agreement Warrants                     -         65,455

        Five-Year Warrants                                           -         89,285
        New Second Tranche Units                                     -          5,143
        New Second Closing Units                                     -         17,143
        Second Supplemental Purchase Agreement Warrants              -        151,528
        Remaining Second Supplemental Units                          -              0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11. Nature of Indirect Beneficial Ownership:

    (Instr. 4)


Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

             Samuels                   Robyn
     ------------------------- ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                          150 West End Avenue, Apt. 5M
     ------------------------------------------------------------------------
                                    (STREET)

             New York                 New York                 10023
     ------------------------- ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99


5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock


2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         P

         P

         S

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount         (A) or (D)         Price

         1,230               A             (1) (See explanation to Form 4 of NFP)


         2,778               A             (1) (See explanation to Form 4 of NFP)


         34,898              A             (2) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         55,001


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

       D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1. Title of Derivative Security:

   (Instr. 3)

     Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
     New Second Tranche Units (See explanation to Form 4 of NFP)

     New Second Closing Units (See explanation to Form 4 of NFP)
     Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
     Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:


        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99
        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

        Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -


        Second Supplemental Purchase Agreement Warrants           -   P, P. S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

  (Instr. 3, 4 and 5)

        (A) or (D)
                 Supplemental Purchase Agreement Warrants                    -
                 Five-Year Warrants                                          -
                 New Second Tranche Units                                    -
                 New Second Closing Units                                    -
          A -    Second Supplemental Purchase Agreement Warrants             -      3,075
          A -                                                                -      6,994
          A-                                                                 -     87,246
          D -    Remaining Second Supplemental Units                         -      1,230



6. Date Exercisable and Expiration Date:

   (Month/Day/Year)

                                                    Date Exercisable

        Supplemental Purchase Agreement Warrants                       -   Currently
        Five-Year Warrants                                             -   Currently
        New Second Tranche Units                                       -   No later than August 31, 2000
        New Second Closing Units                                       -   No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   Currently
        Remaining Second Supplemental Units                            -   No later than September 22, 1999


                                 Expiration Date


        Supplemental Purchase Agreement Warrants                       -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
        Five-Year Warrants                                             -   June 14, 2003
        New Second Tranche Units                                       -   August 31, 2000
        New Second Closing Units                                       -   September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   March 29, 2004/April 27, 2004/
        Remaining Second Supplemental Units                            -   September 22, 1999
                                                                           May 27, 2004/June 30, 2004/July 30, 2004

7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants


                                                 Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    14,545 shares of Common Stock
        Five-Year Warrants                                           -    19,840 shares of Common Stock
        New Second Tranche Units                                     -    1,142 shares of Common Stock and Warrants
                                                                          exercisable for 2,856 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    3,810 shares of Common Stock and Warrants
                                                                          exercisable for 9,525 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    103,118 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8. Price of Derivative Security:

   (Instr. 5)

        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4) (See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                     -       14,545
        Five-Year Warrants                                           -       19,840
        New Second Tranche Units                                     -        1,142
        New Second Closing Units                                     -        3,810



        Second Supplemental Purchase Agreement Warrants              -      103,118
        Remaining Second Supplemental Units                          -            0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11. Nature of Indirect Beneficial Ownership:

    (Instr. 4)



Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                     Downey                Paul                 A.
              --------------------- ------------------- -------------------
                     (LAST)              (FIRST)             (MIDDLE)

                                  22200 Puccioni Road
              -------------------------------------------------------------
                                        (STREET)

                   Healdsburg               CA                95448
              --------------------- ------------------- -------------------
                     (CITY)              (STATE)              (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

       7/99



5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock


2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         P

         P

         S

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount         (A) or (D)         Price

         6,151               A             (1) (See explanation to Form 4 of NFP)


         13,899              A             (1) (See explanation to Form 4 of NFP)


         4,082               D             (2) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         96,438


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

       D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1. Title of Derivative Security:

   (Instr. 3)

     Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
     New Second Tranche Units (See explanation to Form 4 of NFP)

     New Second Closing Units (See explanation to Form 4 of NFP)
     Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
     Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)


        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99

        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

        Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -

        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

      (A) or (D)
                   Supplemental Purchase Agreement Warrants
                   Five-Year Warrants
                   New Second Tranche Units
                   New Second Closing Units
       A -         Second Supplemental Purchase Agreement Warrants                      - 15,377
       A -                                                                              - 34,722
       D -                                                                              - 10,204
       D -         Remaining Second Supplemental Units                                 -   6,151


6. Date Exercisable and Expiration Date:

   (Month/Day/Year)

                                Date Exercisable

        Supplemental Purchase Agreement Warrants                       -   Currently
        Five-Year Warrants                                             -   Currently
        New Second Tranche Units                                       -   No later than August 31, 2000
        New Second Closing Units                                       -   No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   Currently
        Remaining Second Supplemental Units                            -   No later than September 22, 1999


                                 Expiration Date

        Supplemental Purchase Agreement Warrants                       -   Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                           2003/Jan. 18, 2004
        Five-Year Warrants                                             -   June 14, 2003
        New Second Tranche Units                                       -   August 31, 2000
        New Second Closing Units                                       -   September 15, 2000
        Second Supplemental Purchase Agreement Warrants                -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004/June 30, 2004/July 30, 2004
        Remaining Second Supplemental Units                            -   September 22, 1999


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants


                                              Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    72,727 shares of Common Stock
        Five-Year Warrants                                           -    99,208 shares of Common Stock
        New Second Tranche Units                                     -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    69,161 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8. Price of Derivative Security:

   (Instr. 5)

        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                     -         72,727
        Five-Year Warrants                                           -         99,208
        New Second Tranche Units                                     -          5,714
        New Second Closing Units                                     -         19,048
        Second Supplemental Purchase Agreement Warrants              -         69,151



        Remaining Second Supplemental Units                          -              0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1. Name and Address of Reporting Person*:

            Downey                   Robert                   N.
    ------------------------ ----------------------- ----------------------
            (LAST)                  (FIRST)                (MIDDLE)

                           755 Park Avenue, Apt. 8B
    -----------------------------------------------------------------------
                                   (STREET)

           New York                 New York                 10021
    ------------------------ ----------------------- ----------------------
            (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99


5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock



2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

         Code                 V

         P

         P

         S

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount          (A) or (D)        Price

         43,056               A            (1)(See explanation to Form 4 of NFP)


         97,222               A            (1)(See explanation to Form 4 of NFP)


         28,570               D            (2)(See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         675,065


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

       D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1. Title of Derivative Security:

   (Instr. 3)

     Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
     New Second Tranche Units (See explanation to Form 4 of NFP)
     New Second Closing Units (See explanation to Form 4 of NFP)
     Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
     Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:

        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99



        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

        (A) or (D)
                   Supplemental Purchase Agreement Warrants
                   Five-Year Warrants
                   New Second Tranche Units
                   New Second Closing Units
           A -     Second Supplemental Purchase Agreement Warrants                                 - 107,639
           A -                                                                                     - 243,055
           D -                                                                                      - 71,426
           D -     Remaining Second Supplemental Units                                              - 43,056


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                                   Date Exercisable

        Supplemental Purchase Agreement Warrants                   -    Currently
        Five-Year Warrants                                         -    Currently
        New Second Tranche Units                                   -    No later than August 31, 2000
        New Second Closing Units                                   -    No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    Currently
        Remaining Second Supplemental Units                        -    No later than September 22, 1999

                                                   Expiration Date

        Supplemental Purchase Agreement Warrants                   -    Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                        2003/Jan. 18, 2004
        Five-Year Warrants                                         -    June 14, 2003
        New Second Tranche Units                                   -    August 31, 2000
        New Second Closing Units                                   -    September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004/June 30, 2004/July 30,
                                                                        2004
        Remaining Second Supplemental Units                        -    September 22, 1999

7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants

                                              Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    509,090 shares of Common Stock
        Five-Year Warrants                                           -    694,442 shares of Common Stock
        New Second Tranche Units                                     -    40,000 shares of Common Stock and Warrants
                                                                          exercisable for 99,999 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    133,333 shares of Common Stock and
                                                                          Warrants exercisable for 333,333 shares of
                                                                          Common Stock
        Second Supplemental Purchase Agreement Warrants              -    484,129 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8.   Price of Derivative Security:

     (Instr. 5)

        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)


        Remaining Second Supplemental Units                          -    (4)(See explanation to Form 4 of NFP)



9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)


        Supplemental Purchase Agreement Warrants                     -        509,090
        Five-Year Warrants                                           -        694,442
        New Second Tranche Units                                     -         40,000
        New Second Closing Units                                     -        133,333
        Second Supplemental Purchase Agreement Warrants              -        484,129
        Remaining Second Supplemental Units                          -              0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

      This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1. Name and Address of Reporting Person*:

           Steinberg                 Thomas                   M.
    ------------------------ ----------------------- ----------------------
            (LAST)                  (FIRST)                (MIDDLE)

                              199 Aycrigg Avenue
    -----------------------------------------------------------------------
                                   (STREET)

         Passaic Park                  NJ                    07095
    ------------------------ ----------------------- ----------------------
            (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99


5. If Amendment, Date of Original:

   (Month/Year)

6. Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock


2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

     Code                 V

         P

         P

         P

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)


        Amount          (A) or (D)         Price

         5,536               A             (1) (See explanation to Form 4 of NFP)


         12,500              A             (1) (See explanation to Form 4 of NFP)


         67,755              A             (2) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         158,223


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

       D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1. Title of Derivative Security:

   (Instr. 3)

     Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
     New Second Tranche Units (See explanation to Form 4 of NFP)

     New Second Closing Units (See explanation to Form 4 of NFP)
     Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
     Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:


        Supplemental Purchase Agreement Warrants               -   $0.50 per share of Common Stock
        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)

        Supplemental Purchase Agreement Warrants                   -
        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99
        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

        Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -

        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, P
        Remaining Second Supplemental Units                       -   X, X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

        (A) or (D)
                 Supplemental Purchase Agreement Warrants                           -
                 Five-Year Warrants                                                 -
                 New Second Tranche Units                                           -
                 New Second Closing Units                                           -
          A -    Second Supplemental Purchase Agreement Warrants                    -      13,840
          A -                                                                       -      31,251
          A -                                                                             169,386
          D -    Remaining Second Supplemental Units                                -       5,536



6. Date Exercisable and Expiration Date:

   (Month/Day/Year)

                                                   Date Exercisable


        Supplemental Purchase Agreement Warrants                   -    Currently
        Five-Year Warrants                                         -    Currently
        New Second Tranche Units                                   -    No later than August 31, 2000
        New Second Closing Units                                   -    No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    Currently
        Remaining Second Supplemental Units                        -    No later than September 22, 1999


                                                   Expiration Date

        Supplemental Purchase Agreement Warrants                   -    Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                        2003/Jan. 18, 2004
        Five-Year Warrants                                         -    June 14, 2003
        New Second Tranche Units                                   -    August 31, 2000
        New Second Closing Units                                   -    September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004/June 30, 2004/July 30,
                                                                        2004
        Remaining Second Supplemental Units                        -    September 22, 1999

7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Supplemental Purchase Agreement Warrants                     -    Common Stock
        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock
        Remaining Second Supplemental Units                          -    Common Stock and Warrants

                                                 Amount or Number of Shares

        Supplemental Purchase Agreement Warrants                     -    65,455 shares of Common Stock
        Five-Year Warrants                                           -    89,285 shares of Common Stock
        New Second Tranche Units                                     -    5,143 shares of Common Stock and Warrants
                                                                          exercisable for 12,858 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    17,143 shares of Common Stock and Warrants
                                                                          exercisable for 42,858 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    240,816 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8.   Price of Derivative Security:

     (Instr. 5)

        Supplemental Purchase Agreement Warrants                     -    (3) (See explanation to Form 4 of NFP)
        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)

        Supplemental Purchase Agreement Warrants                     -        65,455


        Five-Year Warrants                                           -        89,285
        New Second Tranche Units                                     -         5,143

        New Second Closing Units                                     -        17,143
        Second Supplemental Purchase Agreement Warrants              -       240,816
        Remaining Second Supplemental Units                          -             0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)


        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 7/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1. Name and Address of Reporting Person*:

            Savage                   Robert                   H.
    ------------------------ ----------------------- ----------------------
            (LAST)                  (FIRST)                (MIDDLE)

                             5 Crooked Mile Road
    -----------------------------------------------------------------------
                                   (STREET)

           Westport                    CT                    06880
    ------------------------ ----------------------- ----------------------
            (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         7/99


5. If Amendment, Date of Original:

   (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7. Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1. Title of Security:

   (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

         Common Stock


2. Transaction Date:

   (Month/Day/Year)

        7/1/99

        7/30/99

        7/30/99


3. Transaction Code:

   (Instr. 8)

     Code                 V

         P

         P

         S

4. Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

         Amount         (A) or (D)         Price

         12,302              A             (1) (See explanation to Form 4 of NFP)


         27,778              A             (1) (See explanation to Form 4 of NFP)


         20,405              D             (2) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

   (Instr. 3 and 4)

         134,694


6. Ownership Form: Direct (D) or Indirect (I):

   (Instr. 4)

       D


7. Nature of Indirect Beneficial Ownership:

   (Instr. 4)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).




           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1. Title of Derivative Security:

   (Instr. 3)

         Five-Year Warrants (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP)

         Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
         Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:


        Five-Year Warrants                                     -   $1.00 per share of Common Stock
        New Second Tranche Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        New Second Closing Units                               -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
        Second Supplemental Purchase Agreement Warrants        -   $0.72 per share of Common Stock
        Remaining Second Supplemental Units                    -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3. Transaction Date:

   (Month/Day/Year)

        Five-Year Warrants                                         -
        New Second Tranche Units                                   -
        New Second Closing Units                                   -
        Second Supplemental Purchase Agreement Warrants            -      7/1/99, 7/30/99
        Remaining Second Supplemental Units                        -      7/1/99, 7/30/99


4. Transaction Code:

   (Instr. 8)

        Code

        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P, P, S
        Remaining Second Supplemental Units                       -   X, X

5. Number of Derivative Securities Acquired (A) or Disposed of (D):

   (Instr. 3, 4 and 5)

      (A) or (D)
                 Five-Year Warrants                                                 -
                 New Second Tranche Units                                           -
                 New Second Closing Units                                           -
          A -    Second Supplemental Purchase Agreement Warrants                    -      30,754
          A -                                                                       -      69,444
          D -                                                                       -      20,405
          D -    Remaining Second Supplemental Units                                -      12,302


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                                   Date Exercisable

        Five-Year Warrants                                         -    Currently
        New Second Tranche Units                                   -    No later than August 31, 2000
        New Second Closing Units                                   -    No later than September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    Currently
        Remaining Second Supplemental Units                        -    No later than September 22, 1999


                                                   Expiration Date

        Five-Year Warrants                                         -    June 14, 2003
        New Second Tranche Units                                   -    August 31, 2000
        New Second Closing Units                                   -    September 15, 2000
        Second Supplemental Purchase Agreement Warrants            -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004/June 30, 2004/July 30,
                                                                        2004
        Remaining Second Supplemental Units                        -    September 22, 1999


7. Title and Amount of Underlying Securities:

   (Instr. 3 and 4)

                                                        Title

        Five-Year Warrants                                           -    Common Stock
        New Second Tranche Units                                     -    Common Stock and Warrants
        New Second Closing Units                                     -    Common Stock and Warrants
        Second Supplemental Purchase Agreement Warrants              -    Common Stock

        Remaining Second Supplemental Units                          -    Common Stock and Warrants

                                                 Amount or Number of Shares


        Five-Year Warrants                                           -    198,412 shares of Common Stock
        New Second Tranche Units                                     -    11,429 shares of Common Stock and Warrants
                                                                          exercisable for 28,572 shares of Common
                                                                          Stock
        New Second Closing Units                                     -    38,095 shares of Common Stock and Warrants
                                                                          exercisable for 95,238 shares of Common
                                                                          Stock
        Second Supplemental Purchase Agreement Warrants              -    138,325 shares of Common Stock
        Remaining Second Supplemental Units                          -    0


8. Price of Derivative Security:

   (Instr. 5)

        Five-Year Warrants                                           -    (3) (See explanation to Form 4 of NFP)
        New Second Tranche Units                                     -    (3) (See explanation to Form 4 of NFP)
        New Second Closing Units                                     -    (3) (See explanation to Form 4 of NFP)
        Second Supplemental Purchase Agreement Warrants              -    (1)(2) (See explanation to Form 4 of NFP)
        Remaining Second Supplemental Units                          -    (4)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

   (Instr. 4)


        Five-Year Warrants                                           -       198,412
        New Second Tranche Units                                     -        11,429
        New Second Closing Units                                     -        38,095
        Second Supplemental Purchase Agreement Warrants              -       138,325
        Remaining Second Supplemental Units                          -             0


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

    (Instr. 4)

        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11. Nature of Indirect Beneficial Ownership:

    (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                    SIGNATURE



                  WITNESS, the signatures of the undersigned this th day of August 10th, 1999.

                                                     NF PARTNERS, LLC



                                      By     /s/ Andrew H. Tisch
                                             -------------------------------
                                                 Andrew H. Tisch, Manager


                                      JMC INVESTMENTS LLC



                                      By     /s/ John Capozzi
                                             ------------------------------
                                                 John Capozzi, Manager


                                      RAVITCH RICE & COMPANY LLC



                                      By     /s/ Donald S. Rice
                                            ----------------------------------

                                             Donald S. Rice, Managing Director


                                             /s/ Barry L. Bloom
                                            ----------------------------------
                                                 Barry L. Bloom


                                             /s/ Robyn Samuels
                                            ----------------------------------
                                                 Robyn Samuels


                                             /s/ Paul A. Downey
                                             ---------------------------------
                                                 Paul A. Downey

                                             /s/ Robert N. Downey
                                             ---------------------------------
                                                 Robert N. Downey


                                             /s/ Thomas M. Steinberg
                                             ---------------------------------
                                                 Thomas M. Steinberg


                                             /s/ Andrew H. Tisch
                                             ---------------------------------
                                                 Andrew H. Tisch


                                             /s/ John Capozzi
                                             ---------------------------------
                                                 John Capozzi


                                             /s/ Robert H. Savage
                                             ---------------------------------
                                                 Robert H. Savage